Exhibit 99.1

Ocugen, Inc. Announces Signing of Binding Term Sheet for the License of OCU400 Modifier Gene Therapy for Retinitis Pigmentosa in Korea

•	Upfront fees and near-term development milestone payments totaling up to $11 million
•	Sales milestones of $150 million or more in first 10 years of commercialization
•	Royalties equaling 25% of net sales
•	Ocugen to manufacture and supply OCU400

MALVERN, Pa, June 5, 2025 (GLOBE NEWSWIRE) – Ocugen, Inc. (“Ocugen” or the “Company”) (NASDAQ: OCGN), a pioneering biotechnology leader in gene therapies for blindness diseases, today announced the signing of a binding term sheet to negotiate and enter into a licensing agreement with a well-established leader in the pharmaceutical and healthcare sector in Korea, for exclusive Korean rights to OCU400—Ocugen’s novel modifier gene therapy for retinitis pigmentosa (RP).

Pursuant to the term sheet, under the license agreement Ocugen will receive upfront license fees and near-term development milestones equaling up to $11 million. The Company will be entitled to sales milestones of $1 million for every $15 million of net sales in Korea in addition to a royalty of 25% on net sales of OCU400 generated by Ocugen’s partner. Additionally, Ocugen will manufacture commercial supply of OCU400 under terms of a supply agreement.

There are an estimated 15,000 individuals in the Republic of Korea with RP. OCU400 provides the opportunity for our partner to help thousands of patients and become a leader in gene therapy in Korea.

“This regional licensing agreement is aligned with our business development strategy to partner with well-established companies in their respective countries and regions—leveraging their networks and know-how to treat as many RP patients as possible,” said Dr. Shankar Musunuri, Chairman, CEO, and Co-founder of Ocugen. “A regional approach preserves Ocugen’s rights to larger geographies to maximize total patient reach while also generating return for our shareholders.”

Additional details will be available once the definitive agreement between the parties is executed, which is expected to occur within the next 60 days.

Ocugen is currently advancing OCU400 through Phase 3 clinical development with a target Biologics License Application filing of mid-2026.

About Ocugen, Inc.

Ocugen, Inc. is a biotechnology company focused on discovering, developing, and commercializing novel gene therapies to address major blindness diseases and offer hope for patients across the globe. We are making an impact on patient’s lives through courageous innovation—forging new scientific paths that harness our unique intellectual and human capital. Our breakthrough modifier gene therapy platform has the potential to address significant unmet medical need for large patient populations through our gene-agnostic approach. Discover more at www.ocugen.com and follow us on X and LinkedIn.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the terms of the definitive license and timing of a definitive agreement or if a definitive agreement will be executed at all or the anticipated benefits to Ocugen of the definitive license agreement, qualitative assessments of available data, potential benefits, expectations for ongoing clinical trials, anticipated regulatory filings and anticipated development timelines, which are subject to risks and uncertainties. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks, and uncertainties that may cause actual events or results to differ materially from our current expectations, including, but not limited to, the risks that a definitive agreement for the license will be delayed or not executed at all, or that, if executed, it will not be on terms described above, the risk that contemplated license agreement, if executed, will not lead to the current anticipated benefits to Ocugen, the risks that preliminary, interim and top-line clinical trial results may not be indicative of, and may differ from, final clinical data; the ability of OCU400 to perform in humans in a manner consistent with nonclinical or preclinical study data; that unfavorable new clinical trial data may emerge in ongoing clinical trials or through further analyses of existing clinical trial data; that earlier non-clinical and clinical data and testing of may not be predictive of the results or success of later clinical trials; and that that clinical trial data are subject to differing interpretations and assessments, including by regulatory authorities. These and other risks and uncertainties are more fully described in our periodic filings with the Securities and Exchange Commission (SEC), including the risk factors described in the section entitled “Risk Factors” in the quarterly and annual reports that we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. Except as required by law, we assume no obligation to update forward-looking statements contained in this press release whether as a result of new information, future events, or otherwise, after the date of this press release.

Contact:

Tiffany Hamilton

AVP, Head of Communications

Tiffany.Hamilton@ocugen.com